EXHIBIT 5.1
OPINION AND CONSENT OF O’NEIL LLP
April 15, 2010
Quiksilver, Inc.
15202 Graham Street
Huntington Beach, CA 92649
Re:	Quiksilver, Inc. — Registration Statement for Offering of an Aggregate of 3,300,000 Shares of Common Stock
Dear Ladies and Gentlemen:
     We have acted as counsel to Quiksilver, Inc., a Delaware corporation (the “Company”), in connection with the registration on Form S-8 (the “Registration Statement”) under the Securities Act of 1933, as amended, of 300,000 shares of the Company’s common stock (the “SIP Shares”) authorized for issuance under the Company’s 2000 Stock Incentive Plan (the “2000 Plan”) and 3,000,000 shares of the Company’s common stock (the “Slater Shares”) authorized for issuance under the Kelly Slater Restricted Stock Agreement dated April 1, 2009 between the Company and Kelly Slater (the “Slater Agreement”) (collectively, the SIP Shares and the Slater Shares are referred to as the “Shares”).
     This opinion is being furnished in accordance with the requirements of Item 8 of Form S-8 and Item 601(b)(5)(i) of Regulation S-K.
     We have reviewed the Company’s charter documents and the corporate proceedings taken by the Company in connection with the establishment and amendment of the 2000 Plan and the approval of the Slater Agreement. Based on such review, we are of the opinion that (i) if, as and when the SIP Shares have been issued and sold (and the consideration therefor received) pursuant to the provisions of option or purchase agreements duly authorized under the 2000 Plan and in accordance with the Registration Statement, such SIP Shares will be duly authorized, legally issued, fully paid and non-assessable shares of the Company’s common stock and (ii) if, as and when the Slater Shares have been issued and sold (and the consideration therefore received) pursuant to the provisions of the Slater Agreement and in accordance with the Registration Statement, such Slater Shares will by duly authorized, legally issued, fully paid and non-assessable shares of the Company’s common stock.
     We consent to your filing of this letter as Exhibit 5.1 to the Registration Statement. In giving the opinion set forth in this letter, we do not hereby admit that we are acting within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules or regulations of the Securities and Exchange Commission thereunder.
     This opinion letter is rendered as of the date first written above and we disclaim any obligation to advise you of facts, circumstances, events or developments which hereafter may be brought to our attention and which may alter, affect or modify the opinion expressed herein. Our opinion is expressly limited to the matters set forth above and we render no opinion, whether by implication or otherwise, as to any other matters relating to the Company, the 2000 Plan, the Slater Agreement or the Shares.
Very truly yours,
/s/ O’Neil LLP
O’NEIL LLP